Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2010, relating to the financial statements and financial statement schedules of Southern Copper Corporation and the effectiveness of Southern Copper Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Southern Copper Corporation for the year ended December 31, 2009, and to the reference to us under the heading “Independent Public Accountants” in the Prospectus, which is part of this Registration Statement.
Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu
C.P.C. Arturo Vargas Arellano
Mexico City, Mexico
April 5, 2010